Exhibit 1


                            STOCK PURCHASE AGREEMENT

      THIS STOCK PURCHASE AGREEMENT, dated as of July 25, 2005 (this "Agreement"), is made and entered into by and between BNP PARIBAS NORTH AMERICA, INC. ("Seller"), and NOVAGOLD RESOURCES INC., a corporation organized under the laws of Nova Scotia ("Purchaser").

      WHEREAS,   Purchaser  has  agreed  to  purchase  2,142,171  shares  (the
"Shares") of common stock, $0.10 par value (the "Common Stock"), of U.S. Gold Corporation, a Colorado corporation (the "Company"), from Seller; and

      WHEREAS, concurrently with the execution of this Agreement, Seller and Purchaser are executing: (i) a letter, dated the date hereof, regarding, among other things, the non-disclosure of certain information that may be relevant to the Company and the Shares (the "Sophisticated Purchaser Letter"), a copy of which is attached as Exhibit A hereto; and (ii) an Escrow Agreement, dated the date hereof, regarding, among other things, the payment and delivery of the Purchase Price and the Shares upon Closing (the "Escrow Agreement"), a copy of which is attached as Exhibit B hereto.

      NOW, THEREFORE, in consideration of the premises, warranties, covenants and agreements contained herein, the parties, intending to be legally bound, hereby agree as follows:

      1. Purchase and Sale. At the Closing, Purchaser shall purchase from Seller, and Seller shall sell, transfer, assign, convey and deliver to Purchaser, all right, title and interest in and to the Shares, for the price set forth on Annex A hereto (the "Purchase Price").

      2.    Closing.

      (a) The parties shall hold the closing of the purchase and sale of the Shares (the "Closing") at 8:30 a.m. (EST) on Wednesday, July 27, 2005 (the "Closing Date"), at the offices of Kramer Levin Naftalis & Frankel LLP (the "Escrow Agent"), 1177 Avenue of the Americas, New York, New York 10036. The execution of this Agreement and the Closing will be simultaneous with the execution of stock purchase agreements relating to and the closing of the purchase by Purchaser of shares of Company Common Stock from Resource Investment Trust ("RIT").

      (b) The parties agree that contemporaneously with the execution and delivery of this Agreement, the parties are entering to the Escrow Agreement, whereby: (i) Seller is delivering to the Escrow Agent the original stock certificate representing the Shares (the "Certificate"), together with a duly executed stock powers in a form attached hereto as Annex B (the "Stock
Power"); and (ii) Purchaser is delivering to the Escrow Agent the Purchase Price, by wire transfer, each of which is to be held by the Escrow Agent and released at the Closing in accordance the terms of the Escrow Agreement. The parties agree that at the Closing, will provide a joint written instruction letter to the Escrow Agent instructing the Escrow Agent to release the Purchase Price, the Certificate and the Stock Power in the manner set forth therein.

      (c) In addition to the foregoing: (i) Seller shall deliver to Purchaser and the Escrow Agent, on the date hereof, a counterpart signature page to this Agreement, the Sophisticated Purchaser Letter and the Escrow Agreement; and (ii) Purchaser shall deliver to Seller and the Escrow Agent, a counterpart signature page to this Agreement, the Sophisticated Purchaser Letter and the Escrow Agreement.

      3. Representations and Warranties of Seller. Seller represents and warrants to Purchaser that:

            (a) Seller is an entity duly organized, validly existing and in good standing under the laws of its state of organization, has the requisite right, power and authority, and has taken all actions necessary, to execute and deliver and perform its obligations under this Agreement and the Escrow Agreement. This Agreement and the Escrow Agreement have been duly executed and delivered by Seller and (assuming the due authorization, execution and delivery hereof and thereof by Purchaser) are valid and binding obligations of Seller, enforceable in accordance with their respective terms, subject, as to enforcement of remedies, to applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general applicability relating to or affecting creditors' rights and to general equity principles;

            (b) The execution and delivery of this Agreement and the Escrow Agreement, the compliance by Seller with all the provisions of, and the performance by Seller of its obligations under, this Agreement and the Escrow Agreement, and the consummation of the transactions contemplated in hereunder and thereunder will not conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, (i) the constitutive documents of Seller, (ii) any material instrument, contract or other agreement to which Seller or by which Seller or any of its material properties or assets or the Shares may be bound or subject, in each case, the breach or violation of which or default under which would be reasonably expected to have a material adverse effect on the ability of Seller to comply with its obligations hereunder, or (iii) in any material respect, any law, statute or any order, rule, regulation, order, writ, injunction, determination, award, judgment or decree of any court or governmental agency or body having jurisdiction over Seller or the Shares, or any stock exchange authority or self-regulatory organization (each, a "Governmental Authority"); and no consent, approval, authorization, order, registration, clearance, or qualification or notification is required for the sale and delivery of the Shares by Seller under this Agreement;

            (c) Seller (i) is a sophisticated seller with respect to the sale of the Shares, (ii) has adequate information concerning the business and financial condition of the Company to make an informed decision regarding the sale of the Shares, and (iii) has independently and without reliance upon Purchaser, and based on such information as Seller has deemed appropriate, made its own analysis and decision to enter into this Agreement and sell the Shares;

            (d) Seller is selling the Shares subject to the provisions of the Sophisticated Purchaser Letter, which are incorporated herein by reference;

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            (e)   Seller  owns  all  right,  title  and  interest  in and  to, beneficially  and of record,  free and clear of any  security  interest,
      mortgage,   claim,  lien  (statutory  or  otherwise),   pledge,  option,
      encumbrance, charge, agreement, or other arrangement, restriction or limitation of any kind or nature whatsoever and, on the Closing Date, the Shares will be transferred to Purchaser free and clear of any security interest, mortgage, claim, lien (statutory or otherwise), pledge, option, encumbrance, charge, agreement or other arrangement, restriction or limitations of any kind or nature whatsoever, other than those imposed by applicable securities laws or by Purchaser; and

            (f) No broker or finder has acted for Seller in connection with this Agreement or the transactions contemplated hereby, and no broker or finder retained by Seller is entitled to any brokerage or finder's fee with respect to this Agreement or the transactions contemplated hereby.

      4.    Representations    and   Warranties   of   Purchaser.    Purchaser
represents and warrants to the Seller that:

            (a) Purchaser is an entity duly organized, validly existing and in good standing under the laws of its state of organization, has the requisite right, power and authority, and has taken all actions necessary, to execute and deliver this Agreement, the Escrow Agreement and the Sophisticated Purchaser Letter, and perform its obligations hereunder and thereunder. This Agreement, the Escrow Agreement and the Sophisticated Purchaser Letter have been duly executed and delivered by Purchaser and (assuming this Agreement and the Escrow Agreement have been duly authorized, executed and delivered hereof by the Seller) are valid and binding obligations of Purchaser, enforceable in accordance with their resepective terms, subject, as to enforcement of remedies, to applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general applicability relating to or affecting creditors' rights and to general equity principles;

            (b) The execution and delivery of this Agreement, the Escrow Agreement and the Sophisticated Purchaser Letter by Purchaser, the compliance by Purchaser with all the provisions of, and the performance by Purchaser of its obligations under, this Agreement, the Escrow Agreement and the Sophisticated Purchaser Letter, and consummation of the transactions contemplated in this Agreement, the Escrow Agreement and the Sophisticated Purchaser Letter will not conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, (i) the constitutive documents of Purchaser, (ii) any material instrument, contract or other agreement to which Purchaser is a party or by which Purchaser or any of its material properties or assets may be bound or subject, in each case, the breach or violation of which or default under which would be reasonably expected to have a material adverse effect on the ability of Purchaser to comply with its obligations hereunder, or (iii) any law, statute or any order, rule, regulation order, writ, injunction, determination, award, judgment or decree of any Governmental Authority; and no consent, approval, authorization, order, registration, clearance or qualification or notification is required for the purchase of the Shares by Purchaser under this Agreement;

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

            (c) Purchaser (i) is a sophisticated investor with respect to the purchase of the Shares, (ii) can bear the economic risk of its investment in the Shares and has such knowledge and experience in financial or business matters that it is capable of evaluating the merits and risks of the investment of the Shares, (iii) has adequate information concerning the business and financial condition of the Company to make an informed decision regarding the purchase of the Shares, and (iv) has independently and without reliance upon Seller, and based on such information as Purchaser has deemed appropriate, made its own analysis and decision to enter into this Agreement and the Sophisticated Purchaser Letter and purchase the Shares;

            (d) Purchaser is acquiring the Shares subject to the provisions of the Sophisticated Purchaser Letter, which are incorporated herein by reference;

            (e) Purchaser acknowledges that neither Seller nor any of its members, officers, directors, employees, agents or affiliates has made any representation or warranty, express or implied, regarding the Company or the Shares, other than the representations and warranties set forth herein; and

            (f) No broker or finder has acted for Purchaser in connection with this Agreement or the transactions contemplated hereby, and no broker or finder retained by Purchaser is entitled to any brokerage or finder's fee with respect to this Agreement or the transactions contemplated hereby.

      5. Confidentiality. No party will, without the prior written consent of the other party hereto, directly or indirectly, make any disclosure with respect to this Agreement or the Escrow Agreement except as may be required by applicable law (including, without limitation, the filing of a Schedule 13D with the Securities and Exchange Commission) or any order, rule or regulation of any Governmental Authority, or to its accountants, attorneys, administrators, brokers, representatives and/or other service providers as may be necessary in the ordinary course of its business. Notwithstanding the foregoing, Purchaser may disclose the purchase of the Shares from Seller to RIT in connection with its simultaneous purchase of Common Stock from RIT.

      6.     Indemnification.

      (a) Seller agrees to indemnify, defend and hold harmless Purchaser, each Affiliate of Purchaser, and their respective then current and former stockholders, members, managers, partners, principals, employees, directors, officers, equity holders, advisors, attorneys and agents (each of the foregoing, a "Purchaser Indemnified Person"), from and against any and all losses, liabilities, taxes, damages, deficiencies, obligations, fines, expenses, claims, demands, actions, suits, proceedings, judgments or settlements, including interest and penalties with respect thereto and out-of-pocket expenses and reasonable attorneys' and accountants' and experts' fees and expenses incurred in the investigation or defense of any of the same or in asserting, preserving or enforcing any of the Indemnified Party's rights hereunder (collectively, Indemnifiable Losses") incurred or suffered by a Purchaser Indemnified Person, net of any amounts recovered under any insurance policy, arising out of or related to any breach by Seller of any of the representations, warranties or covenants of Seller hereunder.

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

      (b) Purchaser agrees to indemnify, defend and hold harmless Seller, each Affiliate of Seller, and their respective then current and former stockholders, members, managers, partners, principals, employees, directors, officers, equity holders, advisors, attorneys and agents(each of the foregoing, a "Seller Indemnified Person"), from and against any and all Indemnifiable Losses incurred or suffered by a Seller Indemnified Person, net of any amounts recovered under any insurance policy, arising out of or related to any breach by Purchaser of any of the representations, warranties or covenants of Purchaser hereunder, under the Escrow Agreement or under the Sophisticated Purchaser Letter.

      (c) For purposes of this Section 6, "Affiliate" shall mean, with respect to Purchaser or Seller, the subsidiaries, executive officers, directors, and partners of such Purchaser or Seller, as the case may be, and any other person or entity which directly or indirectly controls, is controlled by or is under common control with such person or entity.

      (d) Indemnifiable Losses shall not include consequential, incidental, special, indirect, exemplary or punitive damage or damages for lost profits or loss of business.

      (e) Notwithstanding anything contained herein or in the Sophisticated Purchaser Letter to the contrary: (i) Purchaser and Seller acknowledge and agree that their sole and exclusive remedy with respect to any and all claims relating to or arising out of this Agreement and the transactions contemplated hereby shall be pursuant to the indemnification provisions set forth in this Section 6; and (ii) the aggregate liability of Seller relating to or arising out of this Agreement or the transactions contemplated hereby shall not exceed the Purchase Price.

      7. Further Assurances. The parties to this Agreement agree to execute, acknowledge and deliver such further instruments and to do all such other acts as may be necessary or appropriate in order to perfect title of Purchaser and its successors and assigns to the Shares or otherwise to carry out the purposes and intent of this Agreement.

      8. Costs and Expenses. Each party to this Agreement shall be responsible for such party's own expenses in connection with this Agreement.

      9. Governing Law; Jurisdiction. This Agreement shall be governed by and construed under the laws of the State of New York without giving effect to the conflicts of laws principles thereof. Any action or proceeding seeking to enforce any provision of, or based on any right arising out of, this Agreement must be brought against either of the parties in the courts of the State of New York, Borough of Manhattan, or, if it has or can acquire jurisdiction, in the U.S. District Court for the Southern District of New York, and each of the parties consents to the exclusive jurisdiction of those courts (and of the appropriate appellate courts) in any such action or proceeding and waives any objection to venue laid therein. Process in any such action or proceeding may be served by sending or delivering a copy of the process to the party to be served at the address and in the manner provided for the giving of notices in Section 14. Nothing in this Section 9, however, affects the right of any party to serve legal process in any other manner permitted by law.

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

      10. Counterparts, Entire Agreement. This Agreement may be executed by either party hereto by facsimile or electronic transmission in any number of counterparts, each of which shall be deemed to be an original, but all such respective counterparts shall together constitute one and the same instrument. This Agreement represents (together with the Escrow Agreement and the Sophisticated Purchaser Letter) the complete understanding of the parties hereto with respect to the subject matter hereof and thereof and supersedes any and all prior or contemporaneous agreements, whether written or oral, with respect to such subject matter.

      11. Survival. All representations, warranties, covenants and agreements contained in or made pursuant to this Agreement shall survive the consummation of the transactions contemplated hereunder, except that the representations and warranties made pursuant to this Agreement shall terminate on the date that is one (1) year following the Closing. Notwithstanding the preceding sentence, any representation or warranty in respect of which indemnity may be sought under Section 6 hereof shall survive the time at which it would otherwise terminate pursuant to the preceding sentence if notice of the inaccuracy or breach thereof shall have been given to the party against whom such indemnity may be sought prior to the expiration of such one (1) year period.

      12. Severability. If any one or more of the provisions contained in this Agreement, shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, then to the maximum extent permitted by law, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement. Furthermore, in lieu of any such invalid or unenforceable term or provision, the parties hereto intend that there shall be added as a part of this Agreement a provision as similar in terms to such invalid or unenforceable term or provision as may be possible and be valid and enforceable.

      13. Waivers and Amendments. This Agreement may be amended, and the terms hereof may be waived, only by written instrument signed by Purchaser and Seller. No delay on the part of either party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of either party of any such right, power or privilege, nor any single or partial exercise of any such right, power or privilege, preclude any further exercise thereof or the exercise of any other such right, power or privilege.

      14. Notices. Every notice or other communication required or contemplated by this Agreement must be in writing and sent by one of the following methods: (1) personal delivery, in which case delivery is deemed to occur the day of delivery; (2) certified or registered mail, postage prepaid, return receipt requested, in which case delivery is deemed to occur the day it is officially recorded by the U.S. Postal Service as delivered to the intended recipient; or (3) next-day delivery to a U.S. address by recognized overnight delivery service such as Federal Express, in which case delivery is deemed to occur upon receipt. In each case, a notice or other communication sent to a party must be directed to the address for that party set forth below, or to another address designated by that party by written notice:


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      If to Purchaser, to:

         NovaGold Resources Inc.
         P.O. Box 24
         Suite 2300 - 200 Granville Street
         Vancouver, British Columbia V6C 1S4
         Attn: Rick Van Nieuwenhuyse, President and CEO

         with a copy to:

         Dorsey & Whitney LLP
         U.S. Bank Centre
         1420 Fifth Avenue
         Suite 3400
         Seattle, WA 98101-4010
         Attn: Christopher Barry, Esq.

      If to Seller, to:

         BNP Paribas North America, Inc.
         787 Seventh Avenue
         New York, NY 10019
         Attention: Fletcher Duke

         with a copy to:

         Kramer Levin Naftalis & Frankel LLP
         1177 Avenue of the Americas
         New York, NY  10036
         Attention:     Howard T. Spilko, Esq.

      15. WAIVER OF JURY TRIAL. THE PARTIES IRREVOCABLY AND UNCONDITIONALLY WAIVE, TO THE FULLEST EXTENT PERMITTED BY LAW, ALL RIGHTS TO TRIAL BY JURY IN ANY ACTION, SUIT OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY, INCLUDING WITHOUT LIMITATION, ANY COUNTERACTION OR COUNTERCLAIM, WHETHER IN CONTRACT, STATUTE, TORT (INCLUDING, WITHOUT LIMITATION, NEGLIGENCE) OR OTHERWISE.

      16.  Certain  Interpretive   Matters.   Unless  the  context  otherwise
requires, (i) "or" is disjunctive but not necessarily exclusive, (ii) words in the singular include the plural and vice versa, (iii) the use in this Agreement of a pronoun in reference to a party hereto or other Person includes the masculine, feminine or neuter, as the context may require and (iv) the word "including" shall mean "including without limitation." No provision of this Agreement will be interpreted in favor of, or against, any of the parties hereto by reason of the extent to which any such party or its counsel participated in the drafting thereof or by reason of the extent to which any such provision is inconsistent with any prior draft hereof and no rule of strict construction will be applied against any party hereto.


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                         (signatures on following page)

      IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date and year first above written.

                               BNP PARIBAS NORTH AMERICA, INC.



                              By:______________________________
                                 Name:
                                 Title:



                               NOVAGOLD RESOURCES INC.



                              By:_______________________________________
                                 Name:
                                 Title: